EXHIBIT 99.1

duostech	FOR IMMEDIATE RELEASE

Duos Technologies Group Issues Preliminary Fourth Quarter and Full Year 2021 Revenue Results

Initial 2022 Revenue Guidance Set Between $16.5 Million and $18 Million Based on Current Backlog

Jacksonville, FL / Accesswire / January 28, 2022 - Duos Technologies Group, Inc. (“Duos” or the “Company”) (Nasdaq: DUOT) through its operating subsidiary Duos Technologies, Inc., a provider of vision based analytical solutions, reported select preliminary financial results for the fourth quarter and full year ended December 31, 2021.

Based on preliminary, unaudited results, the Company expects total revenue for the fourth quarter of 2021 to be $3.75 million, in line with the same year-ago period. Management also estimates that the Company’s Q4 net loss will be in the range of $250,00 to $295,000 compared with net loss of $426,000 for Q4 in fiscal year 2020, an improvement of at least 31%. This improvement in operating results is expected to continue in 2022 for the full year.

Duos previously issued total revenue guidance for the fiscal year ended December 31, 2021 to be at least $8 million. Based on preliminary fourth quarter results, the Company now expects total revenue to be approximately $8.29 million.

"Our preliminary results for 2021 reflect the successful implementation of the first steps in our long-term strategic roadmap despite facing significant challenges during the year, including customer execution delays and supply-chain disruptions. Our Q4 revenues were made possible by the tireless efforts of our whole team, all of whom worked through the holidays to meet various project completion deadlines," commented Duos CEO Chuck Ferry. "We've entered 2022 with significant operating and sales momentum. Based on our current projections, we are anticipating significant revenue growth in the coming year and steady progress towards profitability along the way. Like the rest of our industry and many businesses throughout the global economy, we expect to continue dealing with supply chain issues. Importantly, we are taking the necessary steps now to mitigate the impact to our ability to execute for our customers, partners and stakeholders in the future.”

Duos is entering 2022 with a strong backlog of business. During the last quarter, the Company was successful in closing several high-value contracts in the rail segment and is now also developing offerings to inspect other types of moving vehicles such as trucks. At this time the Company is issuing preliminary revenue guidance between $16.5 million and $18 million for fiscal year 2022, based on its current backlog, a more than doubling of revenues year over year.

Final financial results remain subject to audit and will be reported in the Company's 10-K, which is expected to be filed prior to the end of March annual deadline. Further updates, including additional commentary relating to the Company's results and outlook, will be issued in March.

About Duos Technologies Group, Inc.

Duos Technologies Group, Inc. (Nasdaq: DUOT), based in Jacksonville, Florida, through its wholly owned subsidiary, Duos Technologies, Inc., designs, develops, deploys and operates intelligent vision-based technology solutions supporting rail, logistics, intermodal and government customers that streamline operations, improve safety and reduce costs. The Company provides cutting edge solutions that automate the mechanical and security inspection of fast-moving trains, trucks and automobiles through a broad range of proprietary hardware, software, information technology and artificial intelligence. For more information, visit www.duostech.com.

Forward- Looking Statements

This news release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, regarding, among other things our plans, strategies and prospects -- both business and financial. Although we believe that our plans, intentions and expectations reflected in or suggested by these forward-looking statements are reasonable, we cannot assure you that we will achieve or realize these plans, intentions or expectations. Forward-looking statements are inherently subject to risks, uncertainties and assumptions. Many of the forward-looking statements contained in this news release may be identified by the use of forward-looking words such as "believe," "expect," "anticipate," "should," "planned," "will," "may," "intend," "estimated," and "potential," among others. Important factors that could cause actual results to differ materially from the forward-looking statements we make in this news release include market conditions and those set forth in reports or documents that we file from time to time with the United States Securities and Exchange Commission. We do not undertake or accept any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements to reflect any change in our expectations or any change in events, conditions or circumstances on which any such statement is based, except as required by law. All forward-looking statements attributable to Duos Technologies Group, Inc. or a person acting on its behalf are expressly qualified in their entirety by this cautionary language.

Contacts

Corporate

Fei Kwong, Director, Corporate Communications

Duos Technologies Group, Inc. (Nasdaq: DUOT)
904-652-1625
fk@duostech.com

Investor Relations

Matt Glover or Tom Colton

Gateway Investor Relations

949-574-3860

DUOT@gatewayir.com